EXHIBIT 21.1

PRESSTEK, INC.
SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION

ABD Canada Holdings, Inc.	Delaware
ABD International, Inc.	Delaware
Presstek New York, Inc.	Delaware
Presstek Overseas Corp.	Delaware
Presstek Capital Corp.	Delaware
Presstek Canada Corp./Corporation Presstek Canada	Canada
Presstek Europe, LTD	United Kingdom
HIC, Inc.	New Hampshire
Lasertel, Inc.	Arizona
Precision Acquisition Corporation	Delaware
Precision Lithograining Corporation	Massachusetts
R/H Acquisition Corporation	New Hampshire
SDK Realty Corporation	Massachusetts